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EDITED TRANSCRIPT
Q2 2019 LCI Industries Earnings Call

EVENT DATE/TIME: AUGUST 6, 2019 / 12:30PM GMT

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
CORPORATE PARTICIPANTS

Brian Michael Hall
LCI Industries - CFO

Jason D. Lippert
LCI Industries - CEO, President & Director

Victoria Sivrais
Clermont Partners, LLC - Founding Partner

CONFERENCE CALL PARTICIPANTS

Bret David Jordan
Jefferies LLC, Research Division - Equity Analyst

Brian Biros
Thompson Research Group, LLC - Equity Analyst

Daniel Joseph Moore
CJS Securities, Inc. - Director of Research

Scott Lewis Stember
CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Spencer Hanus
-

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Second Quarter 2019 LCI Industries Earnings Conference Call. (Operator Instructions) As a reminder, this call is being recorded. It is now my pleasure to introduce Victoria Sivrais with Clermont Partners Investor Relations.

Victoria Sivrais Clermont Partners, LLC - Founding Partner

Good morning everyone, and welcome to LCI Industries' second quarter 2019 conference call. I am joined on the call today by members of LCI's management team, including Jason Lippert, CEO and Director; and Brian Hall, CFO. Management will be discussing the results in just a moment. But first, I would like to inform you that certain statements made in today's conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company's control, which would cause actual results and events to differ materially from those described in forward-looking statements.

These factors are discussed in the company's earnings release and its Form 10-Q and its other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

Jason D. Lippert LCI Industries - CEO, President & Director

Good morning, everyone, and welcome to LCI's second quarter 2019 earnings call. During the second quarter, we delivered solid performance, benefiting from sequential margin expansion in the aftermarket and volume increases outside of our core RV market; operational efficiencies; improvement in healthcare costs; and material cost improvements. Consolidated revenues for the quarter were down 8% to $629 million compared to the prior period which showed a sequential improvement from the first quarter of 2019.

This revenue softness was driven by the challenging environment in our RV OEM business where LCI sales were down 14% due to the lower production RV environment where wholesale was down about 20%. On a very positive note, our diversification strategy continued to gain momentum as the decline in the RV OEM revenue was partially offset by strong performance in our aftermarket segment and marine market.

We are also pleased to report that our marine, adjacent, aftermarket, and international sales comprised over 40% of our last 12 months' sales as of June 30th, a figure we expect to grow further as we continue to successfully execute on our

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
strategy to diversify more revenues away from the OEM RV space. Despite the lower RV demand and production environment due to the recent inventory correction, we have managed to continue content growth as LCI's content per towable RV and motorhome increased 2.2% and 1.2% year-over-year respectively.

The industry-wide reduction in RV inventory is continuing to improve as over 40,000 units have been removed from the pipeline during the second quarter. That said, the impact of these inventory channel issues to our top line results has lessened during the second quarter as year-over-year comparisons become more favorable. We believe the industry is in the late stages of this inventory correction, and that we will have a better sense of retail demand following the open house in September as the industry launches its new model year.

The long-term outlook for the industry remains bright as a new generation of buyers continue their move into the RV lifestyle, allocating more of their disposable income towards RVs and outdoor leisure activities. Executing on our strategy for diversification has helped us outperform as we continue to deliver growth outside the North American RV business. We remain on-track to reach our target of having the North American RV business make up just 40% of our total revenues by 2022.

Revenue in our adjacent markets were roughly flat on a year-over-year basis driven by a slowdown in the marine industry production as well as the manufactured housing and specialty vehicle markets, but again offset by content gains. We added to our marine product line through last week's announcement of our acquisition of Lewmar, a highly respected brand within the global marine industry. Lewmar will bolster our relevance in the European and North American marine markets immediately. While production in the marine industry is moderated as of late in North America, we do believe that's mostly due to inflated inventory levels in the dealer network.

Lewmar will certainly be a strong addition to our portfolio and one we can grow profitably through executing synergies in our marine businesses. Taylor Made has also been a great addition in our marine profile, giving us a great brand to build off in the North American marine market, and giving us opportunity to add products and grow the aftermarket in marine through this 100 year old brand.

Since acquiring Taylor Made a little over a year ago, we've improved profitability by 470 basis points in that business in the second quarter on a 6% increase in sales. That's a lot of progress in just 1 year and demonstrates our team's ability to recognize synergies quickly. We will also leverage the Lewmar brand and improved top and bottom line growth in the same way. Like RV, our goal is to come up with a compelling multi-product strategy and business that would make us a standout leading supplier in the marine industry.

More broadly speaking, we continue to seek new opportunities to expand all our adjacent markets. We will do this by adding content in a wide range industries including residential, cargo and equestrian trailer, bus, and commercial vehicles where we'll provide new and improved content through further product innovation as we work to develop great partnerships with our customers.

Turning to the aftermarket segment, we continue to see strong growth with revenues increasing 12% on a year-over-year basis. This was bolstered by our continued development of business with dealer partners, distribution partners, e-commerce partners and retail customers in the RV and marine markets. Most importantly, we expect to see continued growth as we are coming into increased replacement and service cycles due to the industry-record amounts of RVs sold

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
in the last few years. Most of these units have significant amounts of LCI content and will need our services and service parts as they age.

Many of our acquisitions today are coming with an aftermarket business and others will come with the opportunity to leverage our existing aftermarket relationships and channels to grow aftermarket sales of these newly acquired businesses. In the case of Lewmar, 35% of the $75 million of revenues are attributable to sales in the aftermarket.

Our international businesses posted another strong quarter, growing 21% on a year-over-year basis. We continue to capitalize on global opportunities as they will continue to be a key part of our diversification strategy. Our acquisitions announced this past quarter of U.K.'s Lewmar Marine and Italian window blinds systems manufacturer Lavet accelerated the strategy as we seek to add scale, product breadth, and brand presence in Europe.

Both acquisitions play into our long-term goal to build our European businesses and become a significant player in global marine, rail and caravan markets, all of which we feel are well-suited to complement our core manufacturing disciplines and markets. As anticipated, we are able to deliver improved operating margins on both sequential and year-over-year basis, increasing by 230 and 100 basis points respectively. The margin improvement was driven by a combination of seasonal volume increases in our non-RV markets, operational efficiencies, healthcare and material cost improvements.

In late September 2018, we aggressively restructured our operating plan to match our anticipated reduction in RV industry wholesale shipments. We readjusted our labor and capacity as we launched some facility consolidations in anticipation of slower RV production environment in 2019. This quarter, we saw the benefits of those actions and we are able to capture cost savings as a result of these operational and labor efficiencies. Our teams have worked tirelessly to execute these very aggressive labor and capacity adjustments to get ahead of the slowdown so that we weren't impacted as much as we would have been had we waited to make decisions at the end of 2018 or the beginning of 2019.

Further, our investments in the automation projects that we deployed over the past 2 years have created additional efficiencies, lowering labor cost and further contributing to the margin improvement. Material cost improvements also contributed a small piece of the margin expansion during the quarter as we captured some of the costs related to tariff and commodity increases through the price increases implemented in late 2018 and 2019. We also experienced improvement to our bottom line as a result of some significant improvements to healthcare-related costs.

Looking ahead, innovation remains a critical piece of our strategy and a key differentiator for us across all our categories. We are proud of our ability to repetitively deliver industry-leading innovation across all our business categories, driving both market share and content growth, especially in a softer demand environment. One example of an innovation that could deliver powerful growth is our OneControl technology system. As we have stated for years, technology is bound to become more popular in RVs, and our OneControl system gives our OEMs the option to add needed technology to RVs very easily and affordably.

In addition, we continue to see electronic stabilization systems grow significantly as manual jacks are beginning to disappear altogether on RVs. We are seeing more RV manufacturers move from manual to electric jacks and leveling devices, including the largest Thor brands. In fact, we will see almost 25% of the industry volume move away from manual jacks toward electric jacks at model change this year, a change that we expect to move the rest of the industry in that direction. We also have seen great progress in our Step technology with the launch of our new patented step

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
technologies a couple of years ago for the OEM and aftermarkets. Our largest competitor, who didn't advance their products as we did through innovation, has decided to get out of the step business altogether.

M&A remains a core component to our long-term strategy. As demonstrated by our strong track record of strategic acquisitions over the past 20 years, we have executed on over 50 deals based on our established acquisition playbook and we have remained disciplined in executing on these same processes going forward in the aftermarket, marine and specialty vehicle markets. Over $470 million of our last $500 million in capital deployed for M&A has been concentrated outside of the North American RV business. We have a great team, and when you mix the fact that our top 20 executives have over 350 years of experience at LCI helping to select and integrate acquisitions, one should expect we should only continue to get better.

Our ability to execute our M&A strategy is enabled by our strong balance sheet, which has seen improvements in working capital and cash flow generation over the past 2 quarters. We are focused on acquisitions that are immediately accretive. We look for businesses that come with great leadership teams like that of Lewmar and Taylor Made and bolt on to existing product lines or expand our exposure to new products with existing customers and markets.

We continue to have a robust pipeline that is pretty evenly split among the international, aftermarket, and adjacent OEM markets. As we continue to execute on our stated capital allocation goals of internal investment, reduction of leverage and returning capital to shareholders, we remain confident in our ability to find and execute transactions that unlock value for shareholders and accelerate our growth strategy.

As we look to the back half of 2019, although domestic RV market will remain somewhat pressured we believe we have opportunity to further drive value for our shareholders through our continued focus on industry leadership, continuous improvement in manufacturing, operations, product innovation and growth in the new markets and opportunities.

I want to thank all our hardworking LCI teams for continuing to drive our company forward and executing on our goals in spite of a difficult macroeconomic backdrop over the last several quarters.

I will now turn to Brian Hall, our CFO, to discuss in more detail our second quarter financial results.

Brian Michael Hall LCI Industries - CFO

Thank you, Jason. And good morning, everyone. Our consolidated net sales for the second quarter decreased 8.1% to $629 million compared to the prior year. The decline in year-over-year net sales reflected a 13% decrease in RV wholesale shipments, partially offset by continued growth in the company's aftermarket segment and international markets as well as continued increases in content per unit for marine.

Q2 2019 sales to RV OEMs declined 14% compared to the prior year, primarily due to the ongoing industry inventory correction, which we believe to be in the final stages. We estimate the industry has removed over 40,000 units during the second quarter alone and anticipate another 30,000 units to be removed during the third quarter.

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call

The current RVIA forecast for 2019 wholesale shipments is for just over 415,000 units, which is still in line with our estimates. Realizing the September industry open house could have a significant impact on fourth quarter production.

Retail demand has softened somewhat and we are expecting mid-single digit decline for the remainder of the year, which is still a top 5 year for the RV industry.

Content for towable RV increased just over 2% compared to the prior year while content per motorized unit increased just over 1%. The continued industry shift towards entry-level products as well as recent decontenting efforts made to counteract the impact of tariffs have negatively impacted our content per unit. However, we are excited about the upcoming open house as we have continued to gain traction in products such as OneControl and our SolidStep, both expected to have strong showing.

Q2 2019 sales to adjacent OEM markets of $169 million remained flat compared to the prior year. While acquisitions contributed only $4 million in net sales to the quarter, we saw headwinds in many of the industries we sell to. Our marine OEM sales, which were just over $44 million for the quarter, experienced headwinds as we anticipated, with unadjusted retail sales for marine powerboats declining mid-single digits. However, this was offset by content per unit gains of approximately 5%.

The remaining North American OEM markets, including manufactured housing and specialty vehicle, each experienced a decline in sales of mid-single digits during the quarter. Q2 2019 international sales increased 21% to just over $31 million, primarily due to acquired revenues of STLA and increases in market share. While the European caravan market has leveled off, we were able to add over 3% of organic growth.

As Jason mentioned, we delivered a strong quarter in aftermarket. Q2 2019 aftermarket segment sales increased 12% to $76 million compared to the prior year, and is now over $250 million on a trailing 12-months basis. Even more exciting is the improvement in operating profit margin to just over 17%, driven by the strong quarterly sales volumes and a continued focus on operating cost leverage.

Consolidated operating margins grew both on a sequential and year-over-year basis, largely driven by seasonal volume increases, operational efficiencies and material cost improvement. As Jason mentioned, we are now seeing the benefits of our updated operating plan which we restructured in late 2018 to allow for creation of additional efficiencies and the lower production environment which we faced this year.

We have also been able to rely further on the many automation projects we've been -- have invested in over the years, allowing us to reduce labor cost by scaling down when needed. These efficiencies, along with some small plant consolidations, help to drive incremental margins above our historical averages. Excluding the impact of materials margin improvements, our incremental operating margin was over 35% when compared to the first quarter of 2019, driven by reductions in G&A cost, insurance cost and seasonal declines in payroll taxes.

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
Improvement in material margin contributed minimally to the sequential quarter margin expansion and was in line with the guidance we provided during the first quarter earnings conference call. We are anticipating margin improvement resulting from the decrease in steel and aluminum to continue through the next 2 quarters, but partially offset by some customer price reductions. We are estimating a 20 to 40 basis point improvement in our materials margin going into the third quarter as compared to the most recent quarter ended.

We are expecting materials margin improvement to be offset by the seasonal reduction in net sales during the third quarter which is expected to be slightly in excess of historical years due to the significant OEM shutdowns during the month of July, as reflected in our noted decrease of 5% year-over-year for the month.

Selling, general and administrative expenses were $83 million during the quarter, in line with previous guidance. We do not anticipate significant changes during the near term. Noncash depreciation and amortization was $18.7 million for the second quarter, while noncash stock-based compensation was $4.1 million. We're estimating full year depreciation and amortization to be $70 million to $75 million, while stock-based compensation expense is estimated to be $15 million to $17 million. Our effective tax rate was 25%, which is in line with our full year estimated effective rate.

Q2 2019 diluted earnings per share totaled $1.89 per share compared to $1.86 per share in Q2 2018 with this improvement largely impacted by the year-over-year increase in operating margins, partially offset by the decline in net sales. We have maintained a strong balance sheet and cash flows year-to-date. Cash generated by operating activities was $180 million, driven by strong operating margins and over $40 million of reductions in on-hand inventories.

We reinvested $36 million into the business through capital expenditures over the first 6 months of 2019. We are still estimating full year capital expenditures of $55 million to $65 million. Additionally, $31 million was returned to our shareholders in the form of dividends. With our current leverage position relative to EBITDA of approximately 1x, we are keeping the business in a comfortable position to continue to take advantage of strategic investment opportunities, both organic and inorganic.

That is the end of our prepared remarks. Operator, we're ready to take questions. Thank you.

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Greg Badishkanian with Citi.

Spencer Hanus -

This is actually Spencer Hanus on for Greg. So you guys noted -- you noted in the release that dealer inventory correction is in the final stages. Do you guys have any additional color on the timing of when dealer inventories are expected to be normalized?

Jason D. Lippert LCI Industries - CEO, President & Director

We feel that they're starting to get obviously more normalized as we sit today. But I think everybody's kind of hanging out waiting for the September open house and model change to see how dealers are going to act toward restocking. So I mean, we feel good. We feel guardedly optimistic about where inventories are at today. I drove around a lot of the lots this week and a lot of the OEM lots are more empty than they have been in the past. So they just -- it's all going to depend on their confidence and how retail is going over the next 1.5 months as we get into the September open house. That's -- that'd be our two cents there.

Spencer Hanus -

Okay. That's really helpful. And then can you talk about the cadence of your sales throughout the quarter and how that compared to July?

Brian Michael Hall LCI Industries - CFO

Yes. I mean as we have discussed in the past, comps have continued to get more favorable for us. So certainly when we were looking at some industry being -- RV industry being down 20%-plus, that certainly become a little more favorable. So you're starting to see that in our overall sales. So us being down 8% in the quarter, you can see July was down 5%. I do think that at least our expectations for Q3 or July is a pretty good proxy for that, and then should start to see further gains throughout the remainder of the year as comps get better. So it's -- yes, hopefully that answers your question.

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
Spencer Hanus -

Yes. That's great.

Operator

And our next question comes from the line of Kathryn Thompson with Thompson Research.

Brian Biros Thompson Research Group, LLC - Equity Analyst

This is actually Brian on for Kathryn. Thank you for taking my questions. I wanted to start with the margins in the quarter. I know you guys gave some decent color on the drivers for the improvements. But if you could break out kind of maybe by percentage of how much the margin improved into those few buckets and how sustainable those are for Q3 and Q4 would be helpful?

Brian Michael Hall LCI Industries - CFO

Hey Brian, it's Brian. The -- I guess first and foremost, if you go back to the color we gave from Q1 to Q2, we've been steadily for the last 2 or 3 quarters seeing 20 to 40 basis points of improvement from materials alone as we get into cheaper layers of steel and aluminum. We -- as we said in the prepared remarks, I do expect that to continue at least in the Q3 as well. On a net basis, we're continued -- we're still consuming steel and aluminum at 20%-plus above where we were back in 2017. So we're still at elevated levels, but they've come off quite a bit from where they were a year ago.

So we -- we'll see some favorability there, but also be giving back some price to our customers as well. So net-net, I would expect to see 20 to 40 basis points improvement from materials to continue on a quarterly basis. But the key driver then above and beyond that going from Q1 to Q2; one, you just consider the volume. So at a normal incremental margin, we usually say anywhere from 15% to 25%, so even if you look to that where a 20% incremental margin, we did better than that. Some of that's coming from -- we haven't historically done a lot of sequential margin comparisons, but payroll taxes get favorable et cetera, things like that. Now that's just unique to -- from a Q1 to a Q2.

But the rest of the stuff which is really coming from operational efficiencies, labor savings, low overtime, those are things that -- we're right-sized for this level of business today, and I anticipate those to continue. So now when you look from a Q2 to a Q3, I don't know that you continue to see 35%-plus incremental margins. But we saw that from Q1 to Q2, but then margins -- the way to look at it is maybe using our historical range of 15% to 25% and going into a seasonal sales decline in Q3, it usually end up being towards the high side of that. So maybe a 25% incremental to use in that analysis. So again, I know I'm kind of rambling a little bit, but that's -- hopefully that's good color.

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
Brian Biros Thompson Research Group, LLC - Equity Analyst

That was. And just on the SG&A line, on a dollar basis, a little bit lower year-over-year and you said you kind of expected a same level. Anything to call out for Q3, kind of with the summer sales slowdown that you mentioned, any differences?

Brian Michael Hall LCI Industries - CFO

No. I really -- I've been talking about that $80 million to $85 million range on a quarterly basis. Certainly there is a little bit of variability, so that helps going from Q2 to Q3. But for the most part, we've made some decent cuts there and expect us to continue to operate within that range.

Brian Biros Thompson Research Group, LLC - Equity Analyst

That's it, thank you.

Operator

And our next question comes from the line of Scott Stember with CL King.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Maybe just broadly talk about the RV market, a lot of it's been made about the weather that took place for 6 months of the year, May through June impact on the -- in the Midwest, on the boating business in the RV. Maybe just talk about what you've been hearing from a weather perspective and weather in July as things started to warm up a little in your perspective, in your touch points, have you heard that things have improved somewhat?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes. So, Scott, it's Jason. Retail, yes, obviously over the last couple of months is trended a little bit down. But July seems -- from all of our touch points seems like it's gotten markedly better. I mean we're -- from our standpoint on weather, weather is good and bad every year. I don't -- I think we had some -- definitely had some bad weather in May and that probably timing-wise had a dampening effect on some retail and wholesale shipments. But overall, if you look over 12 months, and I don't know how much weather is going to really play into it, but we're -- our focus on the market right now when you look at retail and wholesale, again as we're going to kind of wait to see what happens at open house, the

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
inventories are definitely way down. But we're anticipating kind of a flat to down mid-single digits retail next year, and maybe a 400,000 unit wholesale number next year.

And you look at back in September of last year, we really took a hard line on where we thought volume was going and the industry association was talking about 430 to 445. And we were -- we immediately went to 415 and adjusted the business and rip cost out to adjust to that 415, and it turned out to be a good move because we acted fast and didn't wait. So we're going to make the same adjustments for a 400,000 unit number which is still a great number. But like I said on the first question, I think that we're guardedly optimistic about retail over the next couple of months given dealer inventories and where we know they're at and where we know OEM inventories are at. There's definitely an opportunity there. Whether retail actually comes out and buys is -- remains to be seen.

And on boats, they seem to be just be entering the same inventory inflated cycles that we had with RV last year almost the same time. So we're kind of anticipating -- at least in the pontoon side -- we haven't seen quite the drop on the powerboat side of the business, but on the pontoon side, we're anticipating kind of inflated situations they're going have to work through over the next 12 months probably. That's just kind of our view on that. But we're still relatively new in the marine market and we're going to continue to innovate, develop products and gain market share and offset some of that retail and wholesale drop on the pontoon side of our business and replace it with -- offset it with content and mix.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Got it. That's helpful. And Brian, you made a comment about the content gains getting -- or contracting a little bit because of tariffs. Maybe just talk about that a little bit deeper. And then with regards to list 4 that was announced last week, maybe just talk about your potential exposure there.

Brian Michael Hall LCI Industries - CFO

Yes. I mean, certainly I think that we've been talking for years about a shift towards entry-level products, that certainly exists today. And sometimes on a quarterly basis, we see even heavier moves. So I think as of late, we've seen a decent move towards entry-level product that certainly hurts our year-over-year content numbers. At the same time, you have got decontenting that's been taking place. And we've been talking about it and that hasn't necessarily shown up in a significant way. But over the last couple of quarters, you're starting to see some deceleration of the content -- year-over-year content growth number. So I think some of it's attributable to that.

From a tariff perspective, we're not anticipating list 4 to be all that significant for us. List 4 had come out at a 25% level previously, now they're talking 10% level. So as it relates to the past tariffs that we've had to work through from a pricing perspective, it's relatively insignificant.

Jason D. Lippert LCI Industries - CEO, President & Director

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
And what I'd add to that, Scott, is that most of our product lines have already been hit by tariffs coming into this list 4, but you look back at the challenging environment we've had from -- really 2017 is when commodities started jumping up and then the first round of tariffs hit in February 2018 and it's been over a year now since the first rounds hit. And it's I think a testament to the team and our relationships with our customers to work through this. And like Brian said, a lot of the content challenges we've had is -- that's the OEMs' biggest way to deal with and our biggest way to deal with these tariffs to figure out how to lower costs of components or change out higher cost components for lower cost entry-level type components to be able to combat some of the inflation that the consumer would otherwise see if we just kept selling the same components all the time. So hopefully that answers your question.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Yes, it did. Just lastly looking into next year and assuming the acquisitions that you guys just made and some of the newer products that you talked about that are coming out at open house for next year's product line, maybe just talk about where you think -- can you get back to mid-single digit growth on the content side next year?

Jason D. Lippert LCI Industries - CEO, President & Director

We certainly think we can on the RV side and we're certainly going to grow faster than that on the marine side as we -- if you look at our acquisition pipeline, it still is as good as it's ever been for us and if you look at the last $0.5 billion in acquisitions we made almost $475 million of that's been non-RV-related acquisitions. So our mix is going to continue to change as we look at Europe and aftermarket and marine and the rest of the adjacent markets. And we've got lots of great opportunity there. The margin opportunity and content and market share growth opportunity in all those markets are really favorable for us. We've had good responses from a lot of the customers in those markets. So we'll continue to work hard on the innovation side on RV and we mentioned OneControl and electric leveling and stabilizers are a big part of that opportunity, but we've got other new products that we'll be launching probably in Q4 that we can talk about next quarter. We'll give you more color there, but we tried to give you some color on a few of the big ones that will impact the open house coming up here, new model year change for the RV OEMs in September.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Got it, thanks again.

Operator

And our next question comes from the line of Daniel Moore with CJS Securities.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
July down 5% given the destocking that continues apparently at least most of Q3. Is that a good proxy for what you expect to kind of the full quarter to look like? Do you expect sequential improvement through the next couple of months? Any thoughts or color there would be great.

Brian Michael Hall LCI Industries - CFO

Yes, I mean, I think there is -- it's a good proxy. I think there's an opportunity to do a little bit better, but albeit very slightly, so I think I'd use it as a proxy.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

Helpful. And on the margin side, I know this has been diced a couple of different ways, but if OEMs -- obviously if input costs are going down, you've got to give some of that back eventually. Are you seeing a little bit more aggression on the part of OEMs? And I just want to make sure I understood your comments correctly, net-net you still expect 20-40 basis points sort of net improvement on raws even net of price declines, is that correct?

Brian Michael Hall LCI Industries - CFO

Yes, that's correct, Dan. If you want to give any color on kind of what you're seeing with the customers aggression? (inaudible).

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, yes. So these are always going to be challenging environments, so we've got to win every deal we've got, but it's on us to help work with the customers or work with the customers well to decontent and provide opportunities that provide lower prices and lower cost on our product lines across the board. So we've been doing that for the last year and we've done well at it. I mean in this challenging environment we have ripped out costs out of the business and right-sized our business to be able to put out some good margins getting closer back to historical margins and targets. So I think that you just need to look at the history here and say, okay, when the environment gets challenging, how are we going to respond, and we respond by getting creative and innovative with product lines and changing products to be more cost-effective and try to keep our content up so they're not ripping our components out of the vehicles just to take price out of the total vehicle. So hopefully I answered your question.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
It does. It's very helpful and great progress on the cost reduction front. And last sort of attack at this gross margin question, we were up 160 basis points year-on-year. If you get the same kind of benefit from raw materials and if I look more on year-on-year basis rather than sort of sequential, is that a reasonable thought process for Q3 as well?

Brian Michael Hall LCI Industries - CFO

Good question, Daniel.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

Maybe some decrementals versus Q2, but up versus Q3 last year?

Brian Michael Hall LCI Industries - CFO

I'm just checking our margin last year. Yes, it looks like a good proxy -- it's a reasonable way of looking at it.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

Very helpful. Last one and I'll jump out, but just on the M&A front, pipeline looks really good. I'm wondering if you're seeing -- as the environment has gotten a little tougher if you're seeing multiples come down or more opportunities either North America or Europe or kind of status quo?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, as we maybe would have outlined earlier we're kind of split evenly between our Europe, aftermarket and adjacent markets in terms of opportunities. The pipeline is very full, the deal costs are not getting any cheaper, I can tell you that. I wouldn't say that they're getting more expensive, but we've got lots of opportunity and it just feels good to be in a spot where we've got choices. I mean 5 years ago we were only looking at RV deals for the most point. We were looking at some other deals here and there, but the team is excited about all the opportunities. We're really excited about Lewmar. They are a premier brand in marine and will lend to the Taylor Made brand and other brands we already have started accumulating over the last few years on the marine side. You look at Taylor Made, we mentioned that I think we're up 470 basis points on operating margins in just little bit more than 12 months after owning them.

So the synergies we're able to realize with some of these acquisitions in the adjacent aftermarket in Europe are really good. I mean we've been in the Europe market the last 4 years or so scoping out opportunities and really developing

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
good relationships and listening to customers and who they -- our customers over there and who they want us to kind of look at. So we've made some good acquisitions over there and we're building a good business with a great team over there with great leadership and great products.

And we were over there maybe 3 or 4 acquisitions ahead of Thor. So we've got our feet planted and we're -- now we're able to kind of connect with Thor and Hymer over there and make some -- started having some really great creative conversations about synergies between our businesses which wasn't completely possible that way before. So it's exciting all the way around.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

Appreciate the color and looking forward to the open house. Should be an interesting one this year.

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, we'll see you then.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

Sounds good.

Operator

And our next question comes from the line of Bret Jordan with Jefferies.

Bret David Jordan Jefferies LLC, Research Division - Equity Analyst

Could you give us some color I guess on the U.S. marine business, whether the slowdown is more pronounced at the dealer level or the retail level? Are these dealers just destocking out of fear (inaudible) a slowdown, or they're seeing a considerable slowdown?

Jason D. Lippert LCI Industries - CEO, President & Director

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
So, yes, I mean, I was at a show last week and again I think the dealers are in a similar spot to where the RV guys were last year this time, starting to feel inventories being inflated a little bit, retail was definitely slow for marine because of weather. In RVs you can move around the country, but if you're going to be north and use your boat in the north you're kind of stuck and probably going to delay the decision a little bit. So definitely I think they're feeling a little bit of it, but I think retail is going to be better through at least July when the numbers come out. Again, powerboats we've noticed a little bit of a dip, but not what we've seen on the pontoon side of the business.

And again we're going to continue to work through some innovation and content growth through both powerboat opportunities as well as the pontoon market that have lots of good opportunity for us and we're going to continue to look at acquisitions. Our marine pipeline is full there and we just made a good acquisition in the marine space and we're going to try to leverage synergies between our existing U.S. businesses and the new Lewmar business and the already Taylor Made business that we have over in Europe. So we're excited about integrating Lewmar and growing them with our foundation, strong foundation here, and then look at more acquisitions and more content and innovation.

Bret David Jordan Jefferies LLC, Research Division - Equity Analyst

(inaudible).

Jason D. Lippert LCI Industries - CEO, President & Director

So we'll try to -- we'll try to get through some of the -- offset some of the dip that they might see through inventory inflation and offset it with, whether it's good acquisitions and then content growth through our existing business and our new acquisition.

Bret David Jordan Jefferies LLC, Research Division - Equity Analyst

Right. And could you give us any color what you're seeing in the European consumer trend? I guess the trajectory there, are they feeling relatively better or worse than they were maybe last quarter?

Jason D. Lippert LCI Industries - CEO, President & Director

I think it's -- I think they're -- the behavior and attitude over there has just been kind of flat. It might be getting worse in some of the other countries that are having some difficulties, but the big retail country over there and wholesale country is Germany, and things seem as good as they've been the last couple of years. They definitely doesn't seem deteriorating there. And that's the one we really look for because that one can move the needle. Certainly the U.K. has had some ups -- bumps here the last few quarters. But we're kind of waiting to see how that shakes out there. And they're a 20,000 unit piece of the total market over there. So it's not even insignificant, but it's not as big as what Germany would be if they had a hiccup.

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call

Bret David Jordan Jefferies LLC, Research Division - Equity Analyst

Great, thank you.

Operator

(Operator Instructions) And I'm showing no further questions at this time. So with that, I'll turn the call back over to President and CEO Jason Lippert for closing remarks.

Jason D. Lippert LCI Industries - CEO, President & Director

Well, everybody, thanks for joining us on the call. We're excited to announce a solid quarter here. We look forward to talking to you next quarter on our next earnings call. Thank you very much. Bye-bye.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone, have a wonderful day.

Editor

Company disclaimer

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This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock, the impact of legal proceedings and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs availability, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers

AUGUST 06, 2019 / 12:30PM GMT, Q2 2019 LCI Industries Earnings Call
and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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